Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Legacy Education Inc. on this Form S-8 Equity Incentive Plan, of our report dated December 8, 2023, except for the effect of the reverse split, as to which the date is September 10, 2024, and with respect to our audit of the consolidated financial statements of Legacy Education Inc. and Subsidiaries as of June 30, 2023 and 2022 and for the years then ended, which appear in the Company’s Registration Statement on Form S-1, as amended (File No. 333-281586) filed on September 20, 2024.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

September 26, 2024